U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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________________________________________________________________________________
1.   Name and Address of Reporting Person*

   TPG Advisors III, Inc.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

   201 Main Street, Suite 2420
--------------------------------------------------------------------------------
                                    (Street)

   Fort Worth                        Texas               76102
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


   FirstWorld Communications, Inc. (FWIS)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


    March, 2000
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [_]  Form filed by one Reporting Person
     [X]  Form filed by more than one Reporting Person(1)
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                             6.
                                                              4.                              5.             Owner-
                                                              Securities Acquired (A) or      Amount of      ship
                                                 3.           Disposed of (D)                 Securities     Form:     7.
                                                 Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                   2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                 Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                  Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                         (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Series B Common Stock              3/13/00         P              3,162,555    A     15.81    11,398,638      I        Through funds
                                                                                                                       managed by
                                                                                                                       reporting
                                                                                                                       person
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.




                                                                          (Over)
                                                                 SEC 1474 (3-99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                10.
                                                                                                      9.        Owner-
                                                                                                      Number    ship
                                                                                                      of        Form
             2.                                                                                       Deriv-    of
             Conver-                       5.                              7.                         ative     Deriv-   11.
             sion                          Number of                       Title and Amount           Secur-    ative    Nature
             or                            Derivative    6.                of Underlying     8.       ities     Secur-   of
             Exer-                4.       Securities    Date              Securities        Price    Bene-     ity:     In-
             cise        3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
             Price       Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.           of          action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of     Deriv-      Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative   ative       (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security     Secur-      Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)   ity         Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Warrants    $3 per share 3/13/00   P         A           3/13/00 12/30/04  Series B  375,000  (2)    5,236,083   I     Through funds
                                                                           Common                                      managed by
                                                                           Stock                                       reporting
                                                                                                                       person
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses: (1) Additional Filing Persons: T3 Advisors, Inc. and ColonyGP IV, Inc.; (2) These warrants were acquired as part of the initial investment in the Company as reported on Form 3 dated February 22, 2000 and
Schedule 13D dated February 22, 2000 but became currently exercisable only upon completion of the Company's initial public offering as reported on Amendment No.1 to Schedule 13D dated March 13, 2000.

TPG ADVISORS III, INC.

/s/ Richard A. Ekleberry                April 10, 2000
---------------------------             --------------
By:    Richard A. Ekleberry             Date
Title: Vice President

T3 ADVISORS, INC.

/s/ Richard A. Ekleberry                April 10, 2000
---------------------------             --------------
By:    Richard A. Ekleberry             Date
Title: Vice President

COLONYGP IV, INC.

/s/ Richard A. Ekleberry                April 10, 2000
---------------------------             --------------
By:    Richard A. Ekleberry             Date
Title: Vice President

                           (Print or Type Responses)

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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